                                   Phone: 402-582-4446       Fax: 402-582-3888

•Ethanol…Better Fuel….Cleaner Air
                                        Distiller Grains

                                     54048 Highway 20
                                    P.O. Box 10
                                    Plainview, Nebraska 68769

[HUSKER AG, LLC LETTERHEAD]

September 2, 2004

Dear Member:

We are pleased to announce that the Board of Directors has approved a cash distribution in the amount of $150.00 per membership unit to members of record on September 10, 2004. The distribution will be mailed prior to October 1, 2004, with a target date of September 15th. Our excellent team of employees continue to work hard to maintain the production and efficiency of the plant.

Husker Ag is currently researching the possibility of the company itself establishing and maintaining a trading system to allow the purchase and sale of Husker Ag membership units, and is reviewing the regulatory compliance issues associated with that approach with the Nebraska Department of Banking, which must approve any such trading system. We will keep you informed as we determine the next steps to be taken.

I would like to remind you that Husker Ag has a website, which may be found at www.Huskerag.com. The company’s homepage is being updated, and we hope to be able to put more information on it in the future. Our website also has a link to the SEC Edgar Company Search website where you may access Husker Ag’s SEC filings, including our latest quarterly report on Form 10-QSB, by typing in “Husker Ag” under the company name.

If you have questions, you may call us at 402-582-4446.

Kind regards,

/s/ Allen Sievertsen
Allen Sievertsen
General Manager

Statements made in this letter about Husker Ag, LLC, other than statements of historical fact, are forward-looking statements, and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made including risks associated with required regulatory approvals.